Exhibit 99.1

            ALBANY INTERNATIONAL ANNOUNCES REDUCTION IN MANUFACTURING
                            CAPACITY IN NORTH AMERICA

     ALBANY, N.Y., Aug. 3 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX, FWB) announced today the intention to discontinue dryer fabric manufacturing operations at its facility in Cowansville, Quebec, Canada, and to shut down seaming capacity at its Menasha, Wisconsin, forming fabric operation. These actions are the result of shifting paper machine clothing demand in the Americas and the continuing closure of paper and paperboard machines in North America, especially Canada.

     The decision by the Company to discontinue operations is a business-driven necessity and, therefore, does not reflect on the fine performance of the affected Albany International employees. The 95 hourly and salaried employees affected by this decision will receive severance packages and assistance with outplacement.

     The Company will complete the transfer of production to other Albany facilities within the next several weeks.

     The Company estimates that it will incur termination and severance charges of approximately $2.0 million and other cash charges of approximately $0.5 million in connection with these actions. These charges will be reflected in third-quarter results, with the bulk of the cash payments to be made during the third quarter.

     In addition, the Company expects to incur additional charges of from $2.0 to $2.5 million related to the relocation or retirement of equipment at the affected locations. The timing and nature of these charges (i.e., cash or non-cash; operating or restructuring/non-operating) has not been determined, pending final determination by the Company of the ultimate disposition of each item.

     Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Additional information about the Company and its businesses and products is available at http://www.albint.com.

SOURCE  Albany International Corp.
    -0-                             08/03/2006
    /CONTACT: Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International Corp., +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)